Exhibit 10.8
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made between Klaviyo, Inc., a Delaware corporation (the “Company”), and Amanda Whalen (the “Executive”) effective as of August 27, 2023 (the “Effective Date”). Subject to Section 10 below, and except with respect to the Restrictive Covenants Agreement and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the offer letter between the Executive and the Company dated March 12, 2022 (the “Prior Agreement”), and (ii) any employment agreement or severance agreement or arrangement.
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Employment.
(a)    Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)    Position and Duties. The Executive shall serve as the Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”), and shall have such powers and duties as may from time to time be prescribed by the CEO. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors or advisory boards, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.
2.    Compensation and Related Matters.
(a)    Base Salary. The Executive’s initial base salary shall be paid at the rate of $625,000 per year. The Executive’s base salary shall be subject to periodic review for possible discretionary increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

(b)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(c)    Benefits; Paid Time Off. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefit plans or programs at any time.
(d)    Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within the Change in Control Period (as defined below), all of the then-outstanding and unvested portion of the Executive’s stock options and other stock-based awards that are subject solely to time-based vesting shall become fully vested and exercisable or nonforfeitable, as applicable, immediately as of the Date of Termination (as defined below) or, if later, as of the Change in Control.
3.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon death.
(b)    Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any such period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and

Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)    Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
(i)    a good faith finding by the CEO (A) of repeated and willful failure after written notice to perform the Executive’s reasonably assigned duties for the Company, or (B) that the Executive has engaged in gross negligence or willful misconduct with respect to a material matter affecting the Company;
(ii)    the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony;
(iii)    the Executive’s breach of any material provision of the Restrictive Covenants Agreement or the Continuing Obligations (as defined below), which breach, if curable, is not cured (as determined by the Company in its good faith discretion) within 10 days of written notice thereof;
(iv)    any willful misconduct or gross negligence by the Executive, in either case regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;
(v)    a material violation by the Executive of any of the Company’s written employment policies, which breach, if curable, is not cured (as determined by the Company in its good faith discretion) within 10 days of written notice thereof; or
(vi)    the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d)    Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)    Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the

Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s written consent (each, a “Good Reason Condition”):
(i)    a material diminution in the Executive’s responsibilities, authority or duties, including a demotion to a position with responsibilities substantially less than Executive’s current position or a change in Executive’s reporting line (it being agreed that reporting to a CEO-equivalent of a subsidiary of a purchaser following a Change in Control shall not be deemed a change in Executive’s reporting line);
(ii)    a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;
(iii)    a material change in the geographic location at which the Executive is required to regularly perform services for the Company, such that there is an increase of at least fifty (50) miles of distance to such location from the Executive’s principal residence as of such change, excluding short-term business travel; or
(iv)    a material breach of this Agreement by the Company.
The “Good Reason Process” consists of the following steps:
(i)    the Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(ii)    the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;
(iii)    the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(iv)    notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
(v)    the Executive terminates employment within 60 days after the end of the Cure Period.
If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
4.    Matters Related to Termination.
(a)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.

For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given or the date otherwise mutually agreed to by the Company and the Executive, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(c)    Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any accrued but unpaid Base Salary through the Date of Termination, to be paid on the Date of Termination or within the time period required by applicable law; (ii) reimbursement for unreimbursed business expenses properly incurred, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).
(d)    Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.    Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Obligations, and subject to (I) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under this Agreement or require the Executive to waive any rights to indemnification under Company bylaws, policies, insurance coverage or applicable law, a reaffirmation of all of the Executive’s Continuing Obligations (but, for the avoidance of doubt, no new imposition of restrictive covenants) and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (II) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement):
(a)    the Company shall pay the Executive a lump sum in cash in an amount equal to one (1) times the sum of the Executive’s then-current Base Salary (or, to the extent applicable, the Executive’s Base Salary in effect immediately prior to a Change in Control, if higher) (the “Severance Amount”); and
(b)    subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
(c)    The amounts payable under this Section 5, to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
6.    Limitations and Definitions Regarding a Change in Control.
(a)    Additional Limitation.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the

“Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)    For purposes of this Section 6(a), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(b)    Definitions. For purposes of this Agreement:
(i)    “Change in Control” shall mean a “Sale Event” as defined in the Company’s 2023 Stock Option and Incentive Plan.
(ii)    “Change in Control Period” shall mean the period beginning on the date that is three (3) months prior to the consummation of the first event constituting a Change in Control and ending on the twelve (12) month anniversary of the first event constituting a Change in Control.

7.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.    Continuing Obligations.
(a)    Restrictive Covenants Agreement. The terms of the Confidentiality, Inventions and Non-Solicitation Agreement dated March 16, 2022 (the “Restrictive Covenants Agreement”), between the Company and the Executive, attached hereto as Exhibit A, continue to be in full force and effect. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(b)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).
(d)    Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the

Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
9.    Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants Agreement and the Equity Documents remain in full force and effect.
11.    Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
12.    Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments or benefits pursuant to Section 5 of this Agreement or any accelerated vesting pursuant to Section 2(d) of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
13.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.    Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance pay or benefits under any Company severance pay plan, offer letter or otherwise. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to the Executive pursuant to Section 5 of this Agreement shall be reduced and/or offset by any amounts or benefits paid to the Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise). In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.
19.    Governing Law. This is a Texas contract and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fifth Circuit.
20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

KLAVIYO, INC.

By:	/s/ Andrew Bialecki
Name:	Andrew Bialecki
Title:	Chief Executive Officer

EXECUTIVE

/s/ Amanda Whalen
Amanda Whalen

Exhibit A
Restrictive Covenants Agreement
Attachment 1
Confidentiality, Inventions, and Non-Solicitation Agreement
This Confidentiality, Inventions, Non-Solicitation Agreement (the “Agreement”) is made by and between Klaviyo, Inc. (the “Company”) and Amanda Whalen (the “Employee”).
Company and Employee hereby agree as follows:
This Agreement is necessary to protect the legitimate business interests of Company and its affiliated entities. As such, the term “Company” as it is used herein includes Klaviyo, Inc. and all other companies or entities currently related or affiliated, or which in the future become related or affiliated, to Klaviyo, Inc., including without limitation any divisions, subsidiaries, affiliates, or other corporately related entities. Nothing about the definition of the term “Company” shall alter the fact that Employee is employed by Company.
1.    Confidentiality / Non-Disclosure
(a)    “Confidential Information” means and includes Company’s confidential and/or proprietary information and/or trade secrets, including those that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following information relating to the business or affairs of Company: trade secrets; information regarding past, current, and prospective clients, customers, investors, business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; computer models, including proprietary software platforms or applications; software code; technical information concerning products, services, and processes; pricing and pricing techniques; marketing; mailing lists; contact names; services provided; pricing for services; pricing strategies; business plans or strategies; budgets; research; financial and sales data; contracts, bids, or proposals; training methods and processes; organizational structure; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that Company’s business is highly competitive, that this Confidential Information constitutes a valuable, special, and unique asset used by Company in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Company.
(b)    Employee acknowledges that (i) Company has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the business of Company; (iii) Company would not disclose such information to Employee or employ or continue to employ Employee without the agreements and covenants set forth in this Agreement; and (iv) the provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.
(c)    Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Confidential Information, whether created by Employee or others, which shall come into Employee’s custody or possession, shall be and are the exclusive property of Company to be used by Employee only in the performance of Employee’s duties for Company and shall not be copied or removed from Company premises except in the pursuit of the business of Company. All such materials or copies thereof and all tangible property of Company in the custody or possession of Employee shall be delivered to Company, upon the earlier of (i) a request by Company or (ii) termination or cessation of Employee’s employment. After such delivery, Employee shall not retain any such materials or copies thereof or any such tangible property.
(d)    Employee agrees that Employee will not, at any time during Employee’s employment with Company or after the termination or cessation of employment (for any reason or no reason, whether voluntary or involuntary), make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Company to third parties, or make any use thereof, directly or indirectly, except in working for Company. In the event that Employee is at any time requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, or similar process) to disclose any Confidential Information, Employee will promptly provide Company with written notice of such request(s) prior to any such disclosure so Company may determine whether to seek an appropriate protective order.
(e)    Notwithstanding the foregoing obligations, pursuant to 18 USC Section 1833(b), Employee understands that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Employee understands that 18 USC § 1833(b) provides that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret, except pursuant to court order.
(f)    Employee agrees that Employee’s obligation not to disclose or to use information and materials of the types set forth above, and Employee’s obligation to return materials and tangible property, set forth above, also extends to such types of information, materials, and tangible property of customers of Company or suppliers to Company or other third parties who may have disclosed or entrusted the same to Company or to Employee in the course of Company’s business.

2.    Inventions / Developments
(a)    Employee agrees to make full and prompt disclosure to Company of all inventions, improvements, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived, or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by Company, whether or not during normal working hours or on the premises of Company (all of which are collectively referred to in this Agreement as “Developments”).
(b)    Employee agrees to assign and does hereby assign to Company (or any person or entity designated by Company) all Employee’s right, title, and interest in and to all Developments and all related patents, patent applications, copyrights, and copyright applications. However, this shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by Company at the time such Development is created, made, conceived, or reduced to practice and which are made and conceived by Employee not during normal working hours, not on Company’s premises, and not using Company’s tools, devices, equipment, or Confidential Information. Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph shall be interpreted not to apply to any invention which a court rules and/or Company agrees falls within such classes. Employee also hereby waives all claims to moral rights or proprietary rights in any Developments.
(c)    Employee agrees to cooperate fully with Company, both during and after Employee’s employment with Company, with respect to the procurement, maintenance, and enforcement of copyrights, patents, and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which Company may deem necessary or desirable in order to protect its rights and interests in any Development. Employee further agrees that if Company is unable, after reasonable effort, to secure the signature of Employee on any such papers, any executive officer of Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of Employee, and Employee hereby irrevocably designates and appoints each executive officer of Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.
(d)    As a matter of record, attached hereto as Exhibit A is a complete list of all inventions or improvements relevant to the subject matter of Employee’s employment by Company which have been made or conceived or first reduced to practice by Employee jointly or with others prior to employment with Company that Employee desires to remove from the operation of this Agreement. Employee covenants that such list is complete. If no such list is attached to this Agreement, Employee represents that Employee has no such inventions and improvements at the time of signing this Agreement.
3.    Non-Solicitation
While Employee is employed by Company and for a period of twelve (12) months after the termination or cessation of such employment (for any reason or no reason, whether voluntary or involuntary), Employee will not directly or indirectly:
(a)    Either alone or in association with others solicit, divert or take away, or attempt to divert or take away, or accept the business or patronage of any of the actual, potential, or prospective clients, customers, business partners, or investors of Company which were contacted, solicited, or served by Company during the twelve (12) month period prior to Employee’s termination or cessation of employment; or
(b)     Either alone or in association with others (i) solicit, induce, or attempt to induce any employee or independent contractor of Company to terminate their employment or other engagement with Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an employee or independent contractor any person who was employed or otherwise engaged by Company at any time during the term of Employee’s employment with Company; provided, that this clause (iii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with Company has been terminated for a period of six (6) months or longer.
(c)    Employee agrees that in the event of Employee’s breach of this Section 3, the restricted period shall be extended by at least an amount of time reflecting the period during which Employee was in breach of these non-solicitation restrictions.
4.    Restrictive Covenants Reasonable
(a)    Employee acknowledges and agrees that (i) Company’s business is highly competitive, the secrecy of the Confidential Information (as defined below) is of the utmost importance to Company, and Employee will learn and use Confidential Information in performing work for Company; (ii) Employee’s position may require Employee to establish goodwill for Company with past, present, and prospective clients, customers, investors, vendors, suppliers, distributors, and business partners of Company and such goodwill is extremely important to Company’s success; and (iii) all good will established by Employee with past, present, and prospective clients, customers, investors, vendors, suppliers, distributors, business partners, and employees of Company on behalf of Company, as well as all client or customer accounts, belong to Company and not to Employee.
(b)    Employee understands that the restrictions set forth in this Agreement are intended to protect Company’s legitimate business interests in its Confidential Information and established relationships and goodwill, and Employee agrees and acknowledges that the restrictions in this agreement are no broader than necessary to protect Company’s interests in its trade secrets, confidential information, and/or goodwill. Employee further acknowledges that

Company would not permit Employee access to its Confidential Information or goodwill but for the fact that Employee has undertaken the obligations set forth in this Agreement.
5.    Changes in Employment Have No Impact on this Agreement
Employee agrees that any change or changes in Employee’s employment title, duties, compensation, or equity interest, or break in service after the signing of this Agreement shall not affect the validity or scope of this Agreement.
6.    Other Agreements
Employee represents that, except as Employee has disclosed in writing to Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee’s employment with Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers, or suppliers of such previous employer or other party. Employee further represents that Employee’s performance of all the terms of this Agreement and the performance of Employee’s duties as an employee of Company do not and will not conflict with or breach any agreement with any prior employer or other party to which Employee is a party (including without limitation any nondisclosure, non-solicitation, or non-competition agreement), and that Employee will not disclose to Company or induce Company to use any confidential or proprietary information or material belonging to any previous employer or others.
7.    United States Government Obligations
Employee acknowledges that Company from time to time may have agreements with other persons or with federal, state, or local governments, or agencies thereof, which impose obligations or restrictions on Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions which are made known to Employee and to take all action necessary to discharge the obligations of Company under such agreements.
8.    Return of Company Property
Employee agrees that when Employee leaves the employ of Company, Employee will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Developments or Confidential Information of Company. Employee agrees that Employee will not copy, delete, or alter any information contained upon Employee ‘s Company computer or Company equipment before returning it to Company. In addition, if Employee has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Employee agrees to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and Employee agrees to provide Company access to Employee’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Employee further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, Employee will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.
9.    Injunctive Relief
Employee acknowledges that money damages alone will not adequately compensate Company for breach of any of Employee’s covenants and agreements herein and therefore agrees that in the event of the breach or threatened breach of any such covenant or agreement, in addition to all other remedies available to Company at law, in equity, or otherwise, Company shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof. Employee agrees that Company’s right to an injunction specifically includes the right to immediately inspect and analyze any electronic devices on which Employee stored or transmitted Company information.
10.    Disclosure of this Agreement
Employee hereby authorizes Company to notify others, including but not limited to customers of Company and any of Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and Employee’s continuing obligations to Company hereunder.
11.    Choice of Law/Forum/Attorneys’ Fees and Costs
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in Suffolk Superior Court in the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and Company and Employee each consent to the jurisdiction of such a court. Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement. Employee agrees that in the event that Employee breaches the Agreement, Employee shall be liable for Company’s reasonable costs and fees related to the breach, including attorneys’ fees, forensic technologists’ fees, and expert witness fees.
12.    No Effect on At-Will Employment
Employee acknowledges that this Agreement in no way alters Employee’s status as an at-will employee of Company, and that only a written instrument, signed by both an authorized officer of Company and Employee, may alter Employee’s status as an at-will employee.

13.    No Waiver
No failure or delay by Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.
14.    Entire Agreement/Amendment
This Agreement contains the entire and only agreement between Company and Employee respecting the subject matter hereof. No modification, renewal, extension, waiver, or termination or superseding of this Agreement or any of the provisions herein contained shall be binding upon Employee or Company unless made in a writing that specifically references this Agreement by name and signed by an authorized officer of Company and Employee. In the event of any inconsistencies between this Agreement and any other contract to which Company or Employee are parties, the provisions of this Agreement shall prevail.
15.    Successors and Assigns/Assignment
Employee acknowledges and agrees that this Agreement shall be assigned or transferred to, and shall be binding upon and inure to the benefit of, any successor, assignee, subsidiary, or affiliate of Company, and any such successor or subsidiary shall be deemed substituted for all purposes for “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or stock or business of Company. Employee may not assign this Agreement or any of Employee’s responsibilities hereunder.
16.    Severability
In the event that any provision of this Agreement shall be determined to be unenforceable or unreasonable by a court of competent jurisdiction by reason of its extending over too great a period of time, geographic area, or range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. If after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal, or otherwise unenforceable by a court of competent jurisdiction, the validity, legality, and enforceability of the other provisions of this Agreement shall not be affected thereby; any invalid, illegal, or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.
17.    Headings
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.    Counterparts
This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Agreement. Signatures obtained by facsimile or electronically (including by pdf file) shall be deemed originals and shall be binding.
[Signature page follows]

Employee acknowledges the following:
I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.
In witness hereof, each party to this Agreement has caused it to be executed on the date indicated below.

Klaviyo, Inc.

By:	/s/ Andrew Bialecki

Dated:	March 16, 2022

By:	/s/ Amanda Whalen

Dated:	March 16, 2022